Exhibit 99.1

For Immediate Release                      Investor/Media Contact:  Dave Prichard

                                608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2015 Results

•	5.9% reported sales growth and reported EPS of $2.66,

including acquisition and refinancing costs of $82.7 million

•	2.1% organic sales growth, 6.2% adjusted EPS increase,

10.3% organic adjusted EBITDA growth and solid margin expansion

•	Adjusted net cash provided from operating activities after purchases of property, plant and equipment (adjusted free cash flow) reaches record $454 million in fiscal 2015 versus $359 million in fiscal 2014

•	Planning 7th consecutive year of record performance in fiscal 2016,

including free cash flow of approximately $505-$515 million

Middleton, WI, November 19, 2015 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported record performance for fiscal 2015 ended September 30, 2015.

During fiscal 2015, Spectrum Brands completed the acquisitions of Armored AutoGroup Parent Inc. (Armored AutoGroup), the European IAMS and Eukanuba pet food business, Salix Animal Health and Tell Manufacturing.  The Company also strengthened its balance sheet and improved liquidity through significant capital structure activity.

Fiscal 2015 Highlights:

•

Net sales of $4.69 billion in fiscal 2015 increased 5.9 percent compared to $4.43 billion last year.  Excluding the negative impact of $229.8 million of foreign exchange and acquisition sales of $400.0 million, organic sales increased 2.1 percent from the prior year.

•	Net income of $148.9 million and diluted earnings per share of $2.66 in fiscal 2015 compared to net income of $214.1 million and diluted earnings per share of $4.02 in fiscal 2014.
•

Adjusted diluted earnings per share, a non-GAAP measure, of $4.31 in fiscal 2015 increased 6.2 percent from $4.06 last year predominantly due to the impact of improved mix and acquisitions.  See Table 4 for a reconciliation to GAAP earnings per share.

•	Adjusted diluted earnings per share in the fourth quarter of fiscal 2015 increased 15.3 percent to $1.13 compared to $0.98 a year earlier. See Table 4 for a reconciliation to GAAP earnings per share.

•	Adjusted EBITDA, a non-GAAP measure, of $800.6 million in fiscal 2015 increased 10.5 percent compared to $724.3 million in fiscal 2014. See Table 5 for a reconciliation to GAAP net income.
•	Adjusted EBITDA of $229.3 million in the fourth quarter of fiscal 2015 grew 22.8 percent from $186.8 million last year. See Table 5 for a reconciliation to GAAP net income.
•

Adjusted EBITDA margin, a non-GAAP measure, of 17.1 percent in fiscal 2015 increased from 16.4 percent in fiscal 2014, which represented the eighth consecutive year of adjusted EBITDA margin improvement.  The increase was primarily due to improved mix, operating expense leverage and acquisitions.  See Table 5 for a reconciliation to GAAP net income.

•	Leverage (total debt to adjusted EBITDA, pro forma for acquisitions in fiscal 2015) was approximately 4.4 times at the end of fiscal 2015.
•

Fiscal 2015 adjusted net cash provided from operating activities after purchases of property, plant and equipment (adjusted free cash flow, a non-GAAP measure) was a record $454 million compared to $359 million in fiscal 2014 and $254 million in fiscal 2013.  See Table 6 for a reconciliation to GAAP Cash Flow from Operating Activities.

“Fiscal 2015 was our 6th consecutive year of record financial performance, including a solid fourth quarter,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings. “Highlights included record Home and Garden and HHI results, strong performances from our personal care and small appliances businesses, and, regionally, another excellent year in Europe.  Even excluding acquisitions, we were able to grow adjusted EBITDA in the fourth quarter, overcoming $22 million of negative foreign exchange.

“Fiscal 2015 was a year of important strategic and accretive acquisitions that will accelerate our growth, enhance our margin and brand profile, and extend our product and category breadth,” he said.  “We quickly completed the integrations of Tell Manufacturing, Salix Animal Health and the European IAMS and Eukanuba pet food business and are moving to do the same with our new Global Auto Care division.  Our focus now is on sales growth and margin expansion initiatives for each acquisition.

“We exited several unprofitable geographic product categories in the HHI business, significantly reduced ineffective promotional programs in the Battery and Pet businesses, stepped up the pace of new product introductions, delivered strong cost improvement savings, and leveraged expenses across the business,” Mr. Rouvé said.

“Looking to fiscal 2016, we expect healthy top and bottom-line growth again from a mix of new products, new customers, distribution and market share gains, increased cross-selling, geographic expansion and continuous improvement savings along with strong expense controls,” he said.  “At current spot rates, we face continuing negative foreign currency headwinds, primarily in the first half of the year.  We have plans in place to offset these headwinds as in fiscal 2015.

“Our focus is to fully leverage the capabilities of each of our global divisions by taking advantage of our strong regional sales presence to ensure Spectrum Brands is the preferred partner of our retail customers,” Mr. Rouvé said.  “We are sharpening the pursuit of our ‘more, more, more’ organic growth strategy to enter more countries, serve more channels, and launch more categories by leveraging our strong retailer relationships.”

Fiscal 2015 Consolidated Financial Results

Consolidated net sales of $4.69 billion in fiscal 2015 increased 5.9 percent compared to $4.43 billion in fiscal 2014.  Excluding the negative impact of $229.8 million of foreign exchange, as well as acquisition sales of $400.0 million, organic sales increased 2.1 percent.

Gross profit and gross profit margin for fiscal 2015 were $1.67 billion and 35.6 percent compared to $1.57 billion and 35.4 percent, respectively, in fiscal 2014.  The gross profit margin percentage increase was primarily due to improved mix and acquisitions, partially offset by the negative impact of foreign exchange.

Operating expenses of $1.20 billion in fiscal 2015 compared to $1.09 billion in the prior year. The increase was predominantly due to higher acquisition, integration and restructuring charges primarily related to acquisitions.

The Company reported GAAP net income of $148.9 million, or $2.66 diluted income per share, in fiscal 2015 on average diluted shares and common stock equivalents outstanding of 55.9 million. In fiscal 2014, the Company reported GAAP net income of $214.1 million, or $4.02 diluted income per share, on average diluted shares and common stock equivalents outstanding of 53.3 million.  Adjusted for certain items in both fiscal years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $4.31 in fiscal 2015, a 6.2 percent increase compared to $4.06 in fiscal 2014.  The improvement was predominantly due to the impact of acquisitions and improved mix, partially offset by the negative impact of foreign exchange.

Adjusted EBITDA, a non-GAAP measure, of $800.6 in fiscal 2015 increased 10.5 percent compared to $724.3 million in fiscal 2014.  HHI and Home and Garden delivered record adjusted EBITDA year-over-year while personal care and small appliances increased on a constant currency basis.  Excluding the negative impact of $74.1 million of foreign exchange, as well as acquisition-related EBITDA of $75.5 million, organic adjusted EBITDA of $799.2 increased 10.3 percent versus fiscal 2014.  Reported adjusted EBITDA margin expanded to 17.1 percent compared to 16.4 percent last year, which represented the eighth consecutive year of adjusted EBITDA margin growth.  The improvement was primarily due to improved mix, operating expense leverage and acquisitions.  Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.  See Table 5 for a reconciliation to GAAP net income.

Fiscal 2015 Fourth Quarter Consolidated Financial Results

Net sales of $1.31 billion in the fourth quarter of fiscal 2015 increased 11.0 percent compared to $1.18 billion in fiscal 2014.  Excluding the negative impact of $73.6 million of foreign exchange, as well as acquisition sales of $178.0 million, organic sales increased 2.2 percent.

Gross profit and gross profit margin in the fourth quarter of fiscal 2015 were $467.4 million and 35.7 percent, respectively, compared to $411.0 million and 34.9 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to acquisitions and improved mix, partially offset by the negative impact of foreign exchange.

Operating expenses of $333.0 million in the fourth quarter of fiscal 2015 compared to $295.4 million in the prior year. The increase was predominantly due to higher acquisition, integration and restructuring charges primarily related to acquisitions.

The Company reported GAAP net income of $26.5 million, or $0.44 diluted income per share, in the fourth quarter of fiscal 2015 on average diluted shares and common stock equivalents outstanding of 59.8 million.  In fiscal 2014, GAAP net income was $47.9 million, or $0.90 diluted income per share, on average diluted shares and common stock equivalents outstanding of 53.4 million.  Adjusted for certain items in both fiscal years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.13 in fiscal 2015, an increase of 15.3 percent compared to $0.98 in fiscal 2014.

Adjusted EBITDA, a non-GAAP measure, of $229.3 million in the fourth quarter of fiscal 2015 increased 22.8 percent compared to $186.8 million in fiscal 2014.  The Home and Garden, HHI and personal care businesses delivered higher reported adjusted EBITDA quarter-over-quarter.  Excluding the negative impact of $22.1 million of foreign exchange, as well as acquisition-related EBITDA of $38.3 million, organic adjusted EBITDA of $213.1 increased 14.1 percent versus the fourth quarter of 2014.  Reported adjusted EBITDA margin of 17.5 percent increased from 15.9 percent last year. See Table 5 for a reconciliation to GAAP net income.

Fiscal 2015 Fourth Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2015 fourth quarter net sales of $553.0 million versus $595.7 million in the year-ago quarter. Excluding the negative impact of $57.9 million of foreign exchange, fiscal 2015 fourth quarter net sales increased 2.5 percent. On a constant currency basis, higher net sales for the personal care and small appliances product categories more than offset lower battery revenues.

Global battery net sales of $229.2 million in the fourth quarter of fiscal 2015 compared to $268.7 million in the fourth quarter of fiscal 2014.  Excluding negative foreign exchange impacts of $28.1 million, fiscal 2015 fourth quarter net sales decreased 4.2 percent. North American battery net sales decreased primarily due to lower distribution space at a key retail customer, holiday shipment timing and reduction of promotional activity.  In Europe, VARTA® battery net sales growth on a constant currency basis was attributable to new retail customers and the launch of innovative promotional products.  Latin American battery revenues declined on a constant currency basis due to a reduction of trade inventory and the implemented price increases.

Net sales for the global personal care product category of $125.8 million in the fourth quarter of fiscal 2015 compared to $129.4 million last year.  Excluding negative foreign exchange impacts of $13.9 million, fiscal 2015 fourth quarter net sales increased 7.9 percent.  The improvement was driven by new products and distribution gains in North American shaving and grooming and by promotions and new customers in hair care, hair removal and grooming in Europe.

Net sales of $197.9 million in the global small appliances product category in the fourth quarter of fiscal 2015 compared to $197.6 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $15.9 million, fiscal 2015 fourth quarter net sales increased 8.2 percent. The improvement was attributable to double-digit growth in North American sales primarily from new products, and strong increases on a constant currency basis in Europe and Latin America from new retail customers, new products and distribution gains.

Global Batteries & Appliances reported segment net income, as adjusted, was $52.8 million versus $61.4 million in the prior year.  Reported adjusted EBITDA of $77.6 million in the fourth quarter of fiscal 2015 compared to $84.2 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $20.9 million, adjusted EBITDA in the fourth quarter of fiscal 2015 grew 16.9 percent versus the prior year.  See Table 5 for a reconciliation to GAAP net income.

Hardware & Home Improvement

Hardware & Home Improvement (HHI) segment net sales of $331.4 million in the fourth quarter of fiscal 2015 increased 5.6 percent compared to $313.8 million in the prior year’s quarter. The increase was driven by growth in the U.S. residential security and plumbing categories, along with sales of $10.4 million from the Tell acquisition in fiscal 2015. The planned exit of unprofitable businesses and expiration of a customer tolling agreement adversely impacted sales growth by 2.8 percent.  Excluding the negative impact of foreign exchange of $7.7 million, net sales increased 8.1 percent in the fourth quarter of fiscal 2015.

Segment reported net income, as adjusted, of $50.9 million in the fourth quarter of fiscal 2015 compared to $41.2 million in the prior year’s fourth quarter.  Adjusted EBITDA of $65.2 million, a record quarterly level, increased 17.9 percent versus $55.3 million last year.  Reported adjusted EBITDA margin improved 210 basis points to 19.7 percent. See Table 5 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $219.3 million in the fourth quarter of fiscal 2015 compared to $159.8 million last year.  The increase was due to acquisition-related revenues of $71.4 million. Excluding the negative impact of foreign exchange of $7.9 million, as well as the acquisition revenues, fiscal 2015 fourth quarter net sales were $155.8 million. The decrease was due to the timing of holiday shipments and exit of low-margin promotions in North America, partially offset by companion animal growth in Europe.

Segment reported net income, as adjusted, was $24.4 million in the fourth quarter of fiscal 2015 versus $24.5 million in the fourth quarter of fiscal 2014.  Fourth quarter adjusted EBITDA of $42.2 million increased 25.6 percent from $33.6 million in fiscal 2014 due to acquisitions. Reported adjusted EBITDA margin decreased 180 basis points to 19.2%.  See Table 5 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported fourth quarter net sales of $108.3 million compared to $109.0 million in last year’s fourth quarter.  Higher sales in the lawn and garden controls category essentially offset lower repellents category revenues due to lower retailer reorder levels.

Segment fourth quarter reported net income, as adjusted, was $19.6 million versus $18.8 million a year ago.  Record fourth quarter adjusted EBITDA of $24.4 million increased 9.4 percent versus $22.3 million a year ago. The adjusted EBITDA margin of 22.5 percent, also a fourth quarter record level, grew 200 basis points from 20.5 percent last year.  See Table 5 for a reconciliation to GAAP net income.

Global Auto Care

Global Auto Care (GAC) is the Company’s newest reporting segment as of its acquisition on May 21, 2015.  GAC reported net sales of $96.1 million, adjusted net income of $6.0 million and adjusted EBITDA of $28.0 million in the fourth quarter of fiscal 2015.  Armor All® and STP® continued to experience solid POS at key U.S. customers, while lower retailer replenishment levels impacted A/C PRO® results.  Reported adjusted EBITDA margin was 29.1 percent.  See Table 5 for a reconciliation to GAAP net income.

Liquidity and Debt

Spectrum Brands completed fiscal 2015 on September 30, 2015 with a solid liquidity position, including a cash balance of approximately $248 million and more than $460 million available on its $500 million Cash Flow Revolver.

As of the end of fiscal 2015, the Company had approximately $3,978 million of debt outstanding, consisting of a series of secured Term Loans in the aggregate amount of $1,539 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $250 million of 6.125% senior unsecured notes, $1 billion of 5.75% senior unsecured notes and approximately $99 million of capital leases and other obligations.

As a result of solid earnings and strong working capital management, the Company generated record adjusted free cash flow in fiscal 2015 of $454 million, surpassing its goal of $440 million,  fiscal 2014 free cash flow of $359 million and fiscal 2013 adjusted free cash flow of $254 million.

Leverage (total debt to adjusted EBITDA, pro forma for acquisitions during fiscal 2015) was approximately 4.4 times at the end of fiscal 2015, consistent with previous guidance.

Fiscal 2016 Outlook

Spectrum Brands expects fiscal 2016 net sales, as reported, to increase in the high-single digit range compared to fiscal 2015 reported net sales of $4.69 billion, including the positive impacts of the acquisitions of the European pet food business on December 31, 2014, Salix Animal Health on January 16, 2015 and Armored Auto Group on May 21, 2015, along with an anticipated negative impact from foreign exchange of approximately 200 to 220 basis points based on current spot rates.

Fiscal 2016 free cash flow is projected to be approximately $505-$515 million compared to $454 million in fiscal 2015.  See Tables 6 and 7 for reconciliations to GAAP Cash Flow from Operating Activities.  Capital expenditures, which were $89.1 million in fiscal 2015, are expected to be in the range of $110 million to $120 million.  These incremental investments include the impact of full-year expenditures supporting recent acquisitions, a major aerosol capacity expansion, and support of technology and innovation.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 19.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 57297614.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, December 3.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black + Decker®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $4.69 billion in fiscal 2015. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 4, “Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and see attached Table 5, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and twelve months ended September 30, 2015 versus the three months and twelve months ended September 30, 2014. See attached Table 6, “Reconciliation of Cash Flow from Operating Activities to Adjusted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities for the twelve months ended September 30, 2015, September 30, 2014 and September 30, 2013.  See attached Table 7, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2016.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2016 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisitions and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7)

fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Operations

For the three and twelve month periods ended September 30, 2015 and 2014

(Unaudited)

	THREE MONTHS			TWELVE MONTHS
(in million, except per share amounts)	F2015	F2014	INC %	F2015	F2014	INC %
Net sales	$1,308.1	$1,178.3	11.0%	$4,690.4	$4,429.1	5.9%
Cost of goods sold	839.0	766.9		3,018.0	2,856.5
Restructuring and related charges	1.7	0.4		2.1	3.7
Gross profit	467.4	411.0	13.7%	1,670.3	1,568.9	6.5%
Operating expenses
Selling	203.0	176.4		720.7	678.2
General and administrative	96.3	94.3		338.8	321.6
Research and development	14.5	12.6		51.3	47.9
Acquisition and integration related charges	14.5	5.6		58.8	20.1
Restructuring and related charges	4.7	6.5		26.6	19.2
Total operating expenses	333.0	295.4		1,196.2	1,087.0
Operating income	134.4	115.6		474.1	481.9
Interest expense	65.4	50.4		271.9	202.1
Other non-operating expense, net	3.3	1.9		8.9	6.3
Income (loss) from operations before income taxes	65.7	63.3		193.3	273.5
Income tax expense	39.1	15.2		43.9	59.0
Net income (loss)	26.6	48.1		149.4	214.5
Net income (loss) attributable to non-controlling interest	0.1	0.2		0.5	0.4
Net income (loss) attributable to controlling interest	$26.5	$47.9		$148.9	$214.1
Earnings Per Share
Basic earnings per share	$0.44	$0.91		$2.68	$4.07
Diluted earnings per share	$0.44	$0.90		$2.66	$4.02
Dividends per share	$0.33	$0.30		$1.27	$1.15
Weighted Average Shares Outstanding
Basic	59.5	52.7		55.6	52.6
Diluted	59.8	53.4		55.9	53.3

Table 2

SPECTRUM BRANDS HOLDINGS, INC.

Consolidated Statements of Cash Flows

For the twelve month periods ended September 30, 2015 and 2014

(Unaudited)

(in millions)	F2015	F2014
Cash flows from operating activities
Net income (loss)	$149.4	$214.5
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	87.8	81.7
Depreciation	82.2	75.9
Share based compensation	47.6	46.8
Non-cash inventory adjustment from acquisitions	21.7	—
Non-cash restructuring and related charges	19.1	9.2
Amortization of debt issuance costs	12.6	12.8
Write off of debt issuance costs on retired debt	11.2	6.4
Non-cash debt accretion	3.0	3.1
Write off unamortized discount on retired debt	1.7	2.8
Deferred tax expense	(4.6)	1.9
Changes in operating assets and liabilities, net effects of acquisitions:
Receivables	93.4	32.5
Inventories	(54.5)	10.6
Prepaid expenses and other	(3.1)	(0.6)
Accounts payable and accrued liabilities	48.7	(36.5)
Other	(71.9)	(28.4)
Net cash provided by operating activities	444.3	432.7
Cash flows from investing activities
Purchases of property, plant and equipment	(89.1)	(73.3)
Business acquisitions, net of cash acquired	(1,191.1)	(27.6)
Proceeds from sales of property, plant and equipment	1.4	9.2
Other investing activities	(0.9)	(1.8)
Net cash (used) by investing activities	(1,279.7)	(93.5)
Cash flows from financing activities
Proceeds from issuance of long-term debt	3,281.4	524.2
Payment of long-term debt	(2,793.1)	(770.9)
Payment of debt issuance costs	(38.1)	(5.4)
Payment of cash dividends	(70.7)	(61.9)
Proceeds from issuance of common stock	562.7	—
Treasury stock purchases	(21.2)	(4.5)
Share based tax withholding payments, net of proceeds upon vesting	(2.6)	(25.0)
Other financing activities	—	—
Net cash provided (used) by financing activities	918.4	(343.5)
Effect of exchange rate changes on cash and cash equivalents due to Venezuela devaluation	(2.5)	—
Effect of exchange rate changes on cash and cash equivalents	(27.2)	(8.3)
Net decrease in cash and cash equivalents	53.3	(12.6)
Cash and cash equivalents, beginning of period	194.6	207.2
Cash and cash equivalents, end of period	247.9	194.6

Table 3

SPECTRUM BRANDS HOLDINGS, INC.

Supplemental Financial Data

As of and for the three and twelve month periods ended September 30, 2015 and 2014

(Unaudited)

Supplemental Financial Data (in millions)	F2015	F2014
Cash and cash equivalents	$247.9	$194.6
Trade receivables, net	$498.8	$439.0
Days Sales Outstanding(a)	33.8	31.0
Inventory	$780.8	$624.5
Inventory Turnover(b)	3.8	4.0
Total debt	$3,971.0	$2,990.8

	THREE MONTHS		TWELVE MONTHS
Supplemental Segment Sales (in millions)	F2015	F2014	F2015	F2014
Global Batteries & Appliances	$553.0	$595.7	$2,092.2	$2,230.7
Hardware & Home Improvement	331.4	313.8	1,205.5	1,166.0
Global Pet Supplies	219.3	159.8	758.2	600.5
Home and Garden	108.3	109.0	474.0	431.9
Global Auto Care	96.1	-	160.5	-
Total segment sales	$1,308.1	$1,178.3	$4,690.4	$4,429.1

	THREE MONTHS		TWELVE MONTHS
Supplemental Segment Profitability (in millions)	F2015	F2014	F2015	F2014
Global Batteries & Appliances	$60.4	$66.0	$240.8	$256.5
Hardware & Home Improvement	55.3	46.8	185.2	172.2
Global Pet Supplies	31.5	25.8	83.9	82.4
Home and Garden	20.9	19.0	111.2	89.3
Global Auto Care	9.0	-	21.8	-
Total segment profit	177.1	157.6	642.9	600.4
Corporate	21.8	29.5	81.3	75.5
Acquisition and integration related charges	14.5	5.6	58.8	20.1
Restructuring and related charges	6.4	6.9	28.7	22.9
Interest expense	65.4	50.4	271.9	202.1
Other non-operating expense, net	3.3	1.9	8.9	6.3
Income (loss) from operations before income taxes	$65.7	$63.3	$193.3	$273.5

(a)	Reflects actual days sales outstanding at end of period.

(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share

For the three and twelve month periods ended September 30, 2015 and 2014

(Unaudited)

	THREE MONTHS				TWELVE MONTHS
	F2015		F2014		F2015		F2014
Diluted income per share, as reported	$0.44		$0.90		$2.66		$4.02
Adjustments, net of tax:
Acquisition and integration related charges	0.16	(a)	0.07	(b)	0.68	(c)	0.24	(d)
Restructuring and related charges	0.07	(e)	0.08	(f)	0.33	(e)	0.28	(f)
Debt refinancing costs	—		—		0.68	(g)	0.14	(h)
Income taxes	0.28	(i)	(0.13)	(i)	(0.42)	(i)	(0.69)	(i)
Purchase accounting inventory adjustment	0.15	(j)	—		0.26	(k)	—
Other	0.03	(l)	0.06	(m)	0.12	(l)	0.07	(m)
	0.69		0.08		1.65		0.04

Diluted income per share, as adjusted	$1.13		$0.98		$4.31		$4.06

(a) For the three months ended September 30, 2015, reflects $9.5 million, net of tax, of acquisition and integration related charges, as follows: (i) $2.6 million related to the acquisition of Armored AutoGroup ("AAG"); (ii) $2.1 million related to the acquisition of Procter & Gamble's European pet food business consisting of the IAMs and Eukanuba brands ("European IAMS and Eukanuba"); (iii) $1.5 million related to the acquisition of Salix; (iv) $2.4 million related to the integration of the HHI Business; (v) $0.2 million related ot the acquisition of Tell Manufacturing ("Tell"); and (vi) $0.6 million related to the integration of Liquid Fence.

(b) For the three months ended September 30, 2014, reflects $3.7 million, net of tax, of acqusition and integration related charges, as follows: (i) ($0.1) million related to the acquisition of the HHI Business, consisting primarily of adjustments to previously accrued integration costs; (ii) $0.7 million related to the acquisition of Liquid Fence; (iii) $0.1 million related to the acquisition of Shaser; and (iv) $3.0 million related to other adjustments.

(c) For the twelve months ended September 30, 2015, reflects $38.2 million, net of tax, of acquisition and integration related charges, as follows: (i) $14.2 million related to the acquisition of AAG; (ii) $6.9 million related to the acquisition of Salix; (iii) $6.0 million related to the acquisition of European IAMS and Eukanuba; (iv) $1.2 million related to the acquistion of Tell; (v) $7.8 million related to the integration of the HHI Business; (vi) $1.0 million related to the integration of Liquid Fence; and (vii) $1.1 million related to other integration activity.

(d) For the twelve months ended September 30, 2014, reflects $13.1 million, net of tax, of acquisition and integration related charges, as follows: (i) $7.2 million related to integration costs of the HHI Business; (ii) $2.3 million related to the acqusiition of Liquid Fence; (iii) $0.6 million related to the acquisition of Shaser; and (iv) $3.0 million related to other adjustments.

(e) For the three and twelve months ended September 30, 2015, reflects $4.2 million and $18.7 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in fiscal 2013 and HHI Business Rationalization Initiative announced in fiscal 2014

(f) For the three and twelve months ended September 30, 2014, reflects $4.3 million and $14.7 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in fiscal 2013.

(g) For the twelve months ended September 30, 2015, reflects $38.2 million, net of tax, related to financing fees and the write-off of unamortized debt issuance costs in connection with the restructuring and refinancing of the Company's capital structure.

(h) For the twelve months ended September 30, 2014, reflects $7.3 million, net of tax, related to financing fees and the write-off of unamortized debt issuance costs in connection with the replacement of the Company's then-existing senior secured credit facility.

(i) Reflects adjustments to income tax expense to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.  For the three and twelve months ended September 30, 2015, the adjustment was $16.1 million and $(23.8 million), respectively; and for the three and twelve months ended September 30, 2014, the adjustment was $(7.0) million and $(36.7) million, respectively.

(j) For the three months ended September 30, 2015, reflects $9.1 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of AAG.

(k) For the twelve months ended September 30, 2015, reflects $14.1 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of AAG, European IAMS and Eukanuba, Salix, and Tell.

(l) For the three and twelve months ended September 30, 2015, reflects adjustments of $2.0 million and $6.6 million, net of tax, respectively, for severance and transitional costs related to two key executive positions.

(m) For the three and twelve months ended September 30, 2014, reflects adjustments of $3.1 million and $3.5 million, net of tax, for costs related to a key executive onbaording and the accelerated amortization of stock compensation related to a retention agreement entered into with another key executive.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month periods ended September 30, 2015 and 2014

(Unaudited)

Three months ended September 30, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss), as adjusted	$52.8	$50.9	$24.4	$19.6	$6.0	$(127.2)	$26.5
Income tax expense (a)	—	—	—	—	—	39.1	39.1
Interest expense (a)	—	—	—	—	—	65.4	65.4
Depreciation and amortization	18.5	9.6	10.8	3.6	4.7	—	47.2
EBITDA	71.3	60.5	35.2	23.2	10.7	(22.7)	178.2
Stock based compensation expense	—	—	—	—	—	11.5	11.5
Acquisition and integration related charges	1.1	2.8	5.5	0.9	3.3	0.9	14.5
Restructuring and related charges	2.7	1.9	1.5	0.3	—	—	6.4
Purchase accounting fair value adjustment	—	—	—	—	14.0	—	14.0
Venezuela devaluation	2.5	—	—	—	—	—	2.5
Other(b)	—	—	—	—	—	2.2	2.2
Adjusted EBITDA	$77.6	$65.2	$42.2	$24.4	$28.0	$(8.1)	$229.3

Three months ended September 30, 2014 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss), as adjusted	$61.4	$41.2	$24.5	$18.8	$—	$(97.8)	$48.1
Income tax expense (a)	—	—	—	—	—	15.2	15.2
Interest expense (a)	—	—	—	—	—	50.4	50.4
Depreciation and amortization	19.7	9.1	7.9	3.3	—	—	40.0
EBITDA	81.1	50.3	32.4	22.1	—	(32.2)	153.7
Stock based compensation expense	—	—	—	—	—	19.3	19.3
Acquisition and integration related charges	1.9	0.4	—	0.2	—	3.1	5.6
Restructuring and related charges	1.2	4.6	1.2	—	—	(0.1)	6.9
Other(b)	—	—	—	—	—	1.3	1.3
Adjusted EBITDA	$84.2	$55.3	$33.6	$22.3	$—	$(8.6)	$186.8

(a)

Company policy is to record income tax expense and interest expense on a consolidated basis.  Accordingly, such amounts are not reflected in the results of the segments and are presented within ‘Corporate/Unallocated Items’.

(b)

For the three months ended September 30, 2015, other includes costs associated with onboarding for a key executive coupled with costs associated with exiting another key executive.  For the three months ended September 30, 2014, other includes costs associated with onboarding for a key executive.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the twelve month periods ended September 30, 2015 and 2014

(Unaudited)

Twelve months ended September 30, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss), as adjusted	$219.6	$166.5	$60.0	$108.3	$18.2	$(423.2)	$149.4
Income tax expense (a)	—	—	—	—	—	43.9	43.9
Interest expense (a)	—	—	—	—	—	271.9	271.9
Depreciation and amortization	71.0	39.4	39.7	13.3	6.6	—	170.0
EBITDA	290.6	205.9	99.7	121.6	24.8	(107.4)	635.2
Stock based compensation expense	—	—	—	—	—	47.6	47.6
Acquisition and integration related charges	4.6	9.1	13.7	2.3	3.8	25.3	58.8
Restructuring and related charges	9.2	9.7	8.9	0.6	—	0.3	28.7
Purchase accounting fair value adjustment	—	0.8	2.2	—	18.7	—	21.7
Venezuela devaluation	2.5	—	—	—	—	—	2.5
Other(b)	—	—	—	—	—	6.1	6.1
Adjusted EBITDA	$306.9	$225.5	$124.5	$124.5	$47.3	$(28.1)	$800.6

Twelve months ended September 30, 2014 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss), as adjusted	$234.6	$157.2	$78.7	$88.1	$—	$(344.1)	$214.5
Income tax expense (a)	—	—	—	—	—	59.0	59.0
Interest expense (a)	—	—	—	—	—	202.1	202.1
Depreciation and amortization	73.1	40.4	31.5	12.6	—	—	157.6
EBITDA	307.7	197.6	110.2	100.7	—	(83.0)	633.2
Stock based compensation expense	—	—	—	—	—	46.8	46.8
Acquisition and integration related charges	7.8	4.4	—	1.1	—	6.8	20.1
Restructuring and related charges	11.1	8.3	3.0	—	—	0.5	22.9
Other(b)	—	—	—	—	—	1.3	1.3
Adjusted EBITDA	$326.6	$210.3	$113.2	$101.8	$—	$(27.6)	$724.3

(a)

Company policy is to record income tax expense and interest expense on a consolidated basis.  Accordingly, such amounts are not reflected in the results of the segments and are presented within ‘Corporate/Unallocated Items’.

(b)

For the twelve months ended September 30, 2015, other includes costs associated with onboarding for a key executive coupled with costs associated with exiting another key executive.  For the twelve months ended September 30, 2014, other includes costs associated with onboarding for a key executive.

Table 6

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Cash Flow from Operating Activities to Adjusted Free Cash Flow

For the twelve month periods ended September 30, 2015, 2014 and 2013

(Unaudited)

(in millions)	F2015	F2014	F2013
Net cash provided from operating activities	$444	$432	$256
Cash interest charges related to refinancing	75	-	44
Cash restructuring, acquisition & integration costs	24	-	36
Purchases of property, plant and equipment	(89)	(73)	(82)
Adjusted free cash flow	$454	$359	$254

Table 7

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow

For the year ending September 30, 2016

(Unaudited)

Forecasted range (in millions)	F2016
Net Cash provided from Operating Activities, as adjusted	$615-635
Purchases of property, plant and equipment	(110) - (120)
Free cash flow	$505-515